Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-24217, 333-50189, 333-59615, 333-59210, 333-71596, 333-118113, 333-130406 and 333-196274) and on Form S-3 (Nos. 33-63119, 333-45377, 33-38869, 333-46055, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-135816, 333-135962, 333-137093, 333-178284, 333-178413, 333-184878333-201264 and 333-208815) of Vector Group Ltd. of our report dated March 4, 2015, except for Note 1(a), Note 6(c) and Note 7(c), as to which date is March 8, 2016, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Miami, Florida
March 8, 2016